[Confidential treatment has been requested with respect to the omitted portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated with the characters **. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.]


                                                                    EXHIBIT 99.1
                              GENIUS PRODUCTS, INC
                          740 LOMAS SANTE FE, SUITE 210
                             SOLANA BEACH, CA 92075

                                  July 20, 2005

Cappello Capital Corp.
100 Wilshire Blvd., Suite 1200
Santa Monica, CA 90401
Attention:  Bruce L. Pompan

         Re:      Amendment of Engagement Letter
                  ------------------------------

Dear Mr. Pompan:

         This letter amends certain portions of the letter agreement (the "ENGAGEMENT LETTER") dated March 24, 2004, between Cappello Capital Corp ("CAPPELLO") and Genius Products, Inc. (the "COMPANY"). Capitalized terms used in this letter and not defined in this letter shall have the meaning ascribed to them in the Engagement Letter, as amended.

         The parties agree that the Engagement Letter shall be amended as follows:

         1. As you know, the Company is considering an acquisition of ** ("**"). The following shall apply with respect to **. Fees payable with respect to ** will computed under the Engagement Letter, as amended, as if it continued without termination, except : (a) fees for financing raised by the Company to acquire ** will be paid in cash and Warrants, if any warrants are to be issued under the terms of the Engagement Letter, as amended, and (b) fees for acquiring ** will be paid at the rates set forth for a "Sale or Merger", but will be paid solely in the form of Company Stock (valued at the rate which Company stock is valued under the acquisition agreement between the Company and **).

         2. The Company shall increase the amount payable to Cappello on a monthly basis from $10,000 per month to $25,000 for each month, payable in arrears, for services commencing as of June 3, 2005 until the earliest of the closing of the transaction with **, the termination of that transaction without closing or the abandonment of the ** transaction by the Company. These fees will not be a credit against any other fees earned under the Engagement Letter, as amended. The Company reserves the right to terminate or abandon the transaction with ** at any time for any reason or without reason without incurring any liability of any kind to Cappello except the payment of monthly fees, prorated to the date of completion, termination or abandonment.

         3. If a transaction is consummated with ** or ** (collectively or individually "**"), Cappello, at the Company's discretion, will serve as the Company's financial advisor and will be entitled to a fee computed in accordance with the Engagement letter as if it continued without termination, except if the transaction is a "Sale or Merger" the fees will equal one-half the fees otherwise payable under the Engagement Letter.

         4. The Company will pay to Cappello fees for the "PIPEs" transaction which closed on May 20, 2005 in the amount of $105,000 (2% of the equity raised) and 171,675 warrants to purchase the Company's common stock, exercisable at $1.75 per share (the price paid by the purchasers of common shares in the pipes transaction).

[Confidential treatment has been requested with respect to the omitted portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated with the characters **. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.]

         5. The term "Covered Party" as used in the Engagement Letter, as amended, including the section entitled "Future Investments" shall mean ** and ** and to the person or persons who provide financing to complete the transaction described in paragraph (1) of this letter. No other person or entity will be included in this term, whether contacted by the Company or by Cappello prior to or after the date of this letter.

         6. Paragraph (b) under the heading "Transaction" and paragraph (c) under the heading "Fees and Expenses" related to "Strategic Alliance" are deleted in their entirety as if they had never existed.

         7. The Engagement Letter is Terminated as is permitted under the paragraph entitled "Termination of Agreement" as of June 3, 2005, and Cappello specifically waives any requirement of notice of termination.

         8. The "Exclusivity" paragraph of the Engagement Letter is terminated effective as of June 3, 2005.

         9. The two year period referred to under the heading "Future Investments" in the engagement letter shall commence on June 3, 2005 and expire at 11:59PM Pacific Time on June 2, 2007 and shall apply only to the two remaining Covered Parties, ** and **.

         10. In consideration of the waiver of any right to claim additional Covered Parties and of other concessions that may be deemed favorable to the Company, the Company will (a) issue to Cappello in a private placement 175,000 shares of restricted unregistered common stock and (b) will reduce the exercise price on 2.0 million warrants to purchase common stock currently held by Cappello from $2.50 per share to $2.20 per share. The 175,000 shares in addition to being subject to the requirements for unregistered shares shall be subject to the contractual resale restrictions described on EXHIBIT 1. Cappello will take the shares for investment without a view to further distribution and shall make all other representations needed to complete the private placement. The shares will be entitled to full, unconditional "piggyback" registration rights without any holdback obligations.

         11. Each party represents to the other that the party is not aware of any claims arising out of facts or circumstances in existence on or prior to the date of this letter that are not fully resolved by the terms of this letter. Each agrees that it will not "disparage" the other or any of its officers, directors or principal owners in any way or manner as a result of any conduct, act or circumstance occurring prior to the date of this letter. The term "disparage" shall mean the issuance of a written or oral statement in a public context or in a business context in the presence of a third party not directly related to either Cappello or the Company or in any other context where the person making the statement to an unrelated third party knows that the statement is likely to have a material adverse impact on Cappello's or the Company's reputation, as the case may be, and where, in each case, the statement that is made has a material adverse affect on a party's business reputation relating to the quality of their work, the integrity of their enterprise or their personnel or their stated capabilities; provided, however, that the term "disparage" shall not mean any statement that, in the opinion of counsel to the Company, is required to be made by the Company under any applicable law, regulation or legal requirement. A response that a party "does not comment on existing or prior business relationships" to an inquiring third-party shall not be a disparaging comment and no statement truthfully made in response to any court order, other legal process or otherwise required by law shall be a disparaging statement.

         12. In light of Cappello's reduced involvement with the Company, Bruce
L. Pompan concurrently has submitted his written resignation as a director of the Company. The Company accepts Mr. Pompan's resignation and thanks him for his service. At the next meeting of the Board of Directors, fully vested stock options will be granted to Mr. Pompan for the time served on the Board at the rate customarily awarded to directors (subject to Board approval).

[Confidential treatment has been requested with respect to the omitted portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated with the characters **. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.]

         Please indicate your agreement to this letter agreement and the amendments of the Engagement Letter contained in this letter agreement, by signing the enclosed copy in the space provided for your signature and returning the signed copy to the Company.

                                                     Sincerely,

                                                     GENIUS PRODUCTS, INC


                                                     By: /s/ Trevor Drinkwater
                                                         -----------------------
                                                         Trevor Drinkwater
                                                         Chief Executive Officer
Dated:  July 20, 2005

CAPPELLO CAPITAL CORP.


By: /s/ Bruce Pompan
    --------------------
Name: Bruce L. Pompan
Title: Managing Director